Exhibit 99.2

Media Contact: LuAnn Jenkins National Semiconductor (408) 721-2440 luann.jenkins@nsc.com	Financial: Long Ly National Semiconductor (408) 721-5007 invest.group@nsc.com

National Semiconductor Announces $1.5 Billion Accelerated Share
Repurchase Program as Part of Additional $2.0 Billion Share Repurchase
Authorization

SANTA CLARA, Calif. - June 7, 2007 — National Semiconductor Corporation (NYSE:NSM) announced today that its Board of Directors has approved a $1.5 billion accelerated share repurchase program (ASR) as part of an additional $2.0 billion share repurchase authorization to buy back National’s common stock beyond previously approved share repurchase programs.

With approximately $380 million remaining under previous authorizations, the aggregate available authorized stock repurchase now totals approximately $2.4 billion, of which $1.5 billion will be completed through the ASR.

The ASR is covered by two agreements with Goldman, Sachs & Co.  Under one of the agreements, the company will repurchase from Goldman Sachs, for $1.0 billion, a number of shares of its common stock determined by the volume-weighted average price of the stock (VWAP) during a five- to-12 month period, subject to provisions establishing minimum and maximum numbers of shares.  Under the other agreement, the company will repurchase shares of its common stock from Goldman Sachs immediately for an initial amount of $500 million.  Goldman Sachs will purchase an equivalent number of shares of National’s common stock in the open market over the next five- to-12 months, and, at the end of that period, the initial price will be adjusted up or down based on the VWAP during the same period.  The price adjustment may be settled by National, at its option, in cash or shares of its common stock.

The company has also entered into an unsecured bridge credit facility which provides for up-to-$1.5 billion in senior unsecured loans.  Proceeds from the bridge facility will be used to finance the ASR.

“We believe that the leveraged share repurchase program is an effective way to improve the company’s capital structure, and it reflects management’s confidence in National’s robust business model and future growth prospects,” said Brian L. Halla, National’s chairman and CEO.

The ASR augments National’s existing stock buy-back program.  Over the last three fiscal years, National has repurchased over $2 billion of its common stock.  As of May 27, 2007, before giving effect to the new repurchase transactions, the company had 310.3 million shares outstanding.

Special Note Regarding Forward-Looking Statements

This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Except for historical information contained herein, the matters set forth in this press release, including management’s expectations regarding the accelerated share repurchase program and the related financing transactions, involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements.  Potential risks and uncertainties include, but are not restricted to, the market price of the company’s common stock and the ability of Goldman, Sachs & Co. to borrow shares of the Company’s common stock.  Other risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2006 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 25, 2007 under the captions “Outlook”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained therein.

About National Semiconductor

National Semiconductor, the industry’s premier analog company, creates high-value analog devices and subsystems.  National’s leading-edge products include power management circuits, display drivers, audio and operational amplifiers, interface products and data conversion solutions. National’s key analog markets include wireless handsets, displays and a variety of broad electronics markets, including medical, automotive, industrial, and test and measurement applications. Headquartered in Santa Clara, Calif., National reported sales of $1.93 billion for fiscal 2007, which ended May 27, 2007.  Additional company and product information is available at www.national.com.

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